                    MANAGEMENT STATEMENT REGARDING COMPLIANCE
          WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab Target 2010 Funds, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (five portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2005, and from July 1, 2005 through July 31, 2005.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2005, and from July 1, 2005 through July 31, 2005, with respect to securities reflected in the investment accounts of the Funds.

SCHWAB CAPITAL TRUST

/s/ Evelyn Dilsaver                                      July 27, 2006
-----------------------------------------------          -----------------------
Evelyn Dilsaver                                          Date
President and Chief Executive Officer

/s/ George Pereira                                       July 27, 2006
-----------------------------------------------          -----------------------
George Pereira                                           Date
Principal Financial Officer and Treasurer

            Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (five portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of July 31, 2005. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2005, (without prior notice to management) and with respect to agreement of security purchases and sales, for the period from July 1, 2005 through July 31, 2005:

- Review of the Funds' underlying mutual fund investments at July 31, 2005 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date;

- Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at July 31, 2005 with Boston Financial Data Services ("BFDS");

- Review of CSC's reconciliation of their books and records of the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at July 31, 2005, in all material respects;

- Agreement of the Funds' underlying mutual fund investments at July 31, 2005 recorded on the books and records of the Funds to the books and records of CSC.

- Confirmation with BFDS of total shares purchased and total shares redeemed for a sample of separate days during the period from July 1, 2005 through July 31, 2005, related to CSC's omnibus accounts for the underlying mutual fund investments.

- Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from July 1, 2005 through July 31, 2005 from the books and records of the Funds to the books and records of CSC.


We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2005 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, California

July 27, 2006

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                          811-7704                           July 31, 2005

2. State Identification Number:

AL       --          AK    60055522      AZ       --           AR    60017063      CA    505-6972        CO    IC 1993 06 160
CT     1032978       DE    45697         DC    60023975        FL    Exempt        GA    SC-MF-019938    HI       --
ID     58399         IL    60005106      IN    93-0319 IC      IA    I-60273       KS    2005S0001037    KY       --
LA     100858        ME      --          MD    SM20051285      MA       --         MI    9450744         MN    R-36652.1
MS       --          MO    1993-00496    MT    54740           NE       --         NV       --           NH       --
NJ     BEM-2865      NM    20224         NY       --           NC    3181          ND    AR190           OH       --
OK     SE-2109513    OR    2005-808      PA    1993-05-025M    RI       --         SC       --           SD    34178
TN     M05-1951      TX    C 77192       UT    006-9580-98     VT    6/29/05-30    VA    116961          WA    60039059
WV     MF 52718      WI      --          WY    18237           PUERTO RICO                  --

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                          811-7704                           July 31, 2005

2. State Identification Number:

AL       --          AK    60055518      AZ       --           AR    60017059      CA    505-6972        CO    IC 1993 06 160
CT     1032982       DE    45693         DC    60023971        FL    Exempt        GA    SC-MF-019938    HI       --
ID     58395         IL    60005106      IN    93-0319 IC      IA    I-60269       KS    2005S0001033    KY       --
LA     100858        ME      --          MD    SM20051289      MA       --         MI    945073          MN    R-36652.1
MS       --          MO    1993-00496    MT    54741           NE       --         NV       --           NH       --
NJ     BEM-2865      NM    20223         NY       --           NC    3181          ND    AR186           OH       --
OK     SE-2109509    OR    2005-804      PA    1993-05-025M    RI       --         SC       --           SD    34179
TN     M05-1951      TX    C 77193       UT    006-9580-98     VT    6/29/05-31    VA    116961          WA    60039055
WV     MF52719       WI      --          WY    18237           PUERTO RICO                  --

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                       811-7704                           July 31, 2005

2. State Identification Number:

AL       --          AK    60055519      AZ       --           AR    60017060      CA    505-6972        CO    IC 1993 06 160
CT     1032981       DE    45694         DC    60023972        FL    Exempt        GA    SC-MF-019938    HI       --
ID     58396         IL    60005106      IN    93-0319 IC      IA    I-60270       KS    2005S0001034    KY       --
LA     100858        ME      --          MD    SM20051288      MA       --         MI    945074          MN    R-36652.1
MS       --          MO    1993-00496    MT    54742           NE       --         NV       --           NH       --
NJ     BEM-2865      NM    20222         NY       --           NC    3181          ND    AR187           OH       --
OK     SE-2109510    OR    2005-805      PA    1993-05-025M    RI       --         SC       --           SD    34177
TN     M05-1951      TX    C 77194       UT    006-9580-98     VT    6/29/05-32    VA    116961          WA    60039056
WV     MF 52720      WI      --          WY    18237           PUERTO RICO                  --

   Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                          811-7704                           July 31, 2005

2. State Identification Number:

AL       --          AK    60055521      AZ       --           AR    60017062      CA    505-6972        CO    IC 1993 06 160
CT     1032980       DE    45695         DC    60023974        FL    Exempt        GA    SC-MF-019938    HI       --
ID     58398         IL    60005106      IN    93-0319 IC      IA    I-60272       KS    2005S0001036    KY       --
LA     100858        ME      --          MD    SM20051290      MA       --         MI    945076          MN    R-36652.1
MS       --          MO    1993-00496    MT    54744           NE       --         NV       --           NH       --
NJ     BEM-2865      NM    20221         NY       --           NC    3181          ND    AR188           OH       --
OK     SE-2109512    OR    2005-807      PA    1993-05-025M    RI       --         SC       --           SD    34176
TN     M05-1951      TX    C 77195       UT    006-9580-98     VT    6/29/05-33    VA    116961          WA    60039058
WV     MF 52721      WI      --          WY    18237           PUERTO RICO                  --

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number:    Date examination completed:

                       811-7704                           July 31, 2005

2. State Identification Number:

AL       --          AK    60055520      AZ       --           AR    60017061      CA    505-6972        CO    IC 1993 06 160
CT     1032979       DE    45696         DC    60023973        FL    Exempt        GA    SC-MF-019938    HI       --
ID     58397         IL    60005106      IN    93-0319 IC      IA    I-60271       KS    2005S0001035    KY       --
LA     100858        ME      --          MD    SM20051291      MA       --         MI    945075          MN    R-36652.1
MS       --          MO    1993-00496    MT    54743           NE       --         NV       --           NH       --
NJ     BEM-2865      NM    20220         NY       --           NC    3181          ND    AR189           OH       --
OK     SE-2109511    OR    2005-806      PA    1993-05-025M    RI       --         SC       --           SD    34175
TN     M05-1951      TX    C 77196       UT    006-9580-98     VT    6/29/05-34    VA    116961          WA    60039057
WV     MF 52722      WI      --          WY    18237           PUERTO RICO                  --

  Other (specify):

3. Exact name of investment company as specified in registration statement:

   SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104